UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2012

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) We executed an offer letter with Lawrence E. Bloch, M.D., J.D., age 47, governing the terms of Dr. Bloch’s employment as our Executive Vice President, Chief Financial Officer and Chief Business Officer for an indefinite term. This offer letter became effective on July 23, 2012, the first day of his employment with our Company, where he will serve as an executive officer, and as principal financial officer.

Prior to joining our Company, Dr. Bloch served as chief executive officer of NeurAxon, Inc., a privately-held biopharmaceutical company, from 2007 to 2011. Previously, he served as chief financial officer and chief business officer of NitroMed, Inc., a publicly-held biopharmaceutical company, from 2004 to 2006. From 2000 to 2004, Dr. Bloch served as Chief Financial Officer, and from 1999 to 2002 as vice president of business development, of Applied Molecular Evolution, Inc., a publicly-held biopharmaceutical company. Dr. Bloch began his career as an emergency medicine resident physician at Massachusetts General Hospital and Brigham & Woman’s Hospital. He holds a J.D. from Harvard Law School, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School.

Under the offer letter, Dr. Bloch will receive an initial annual base salary of $375,000, which is subject to review by our board of directors, or the compensation committee of our board of directors, at least annually. Dr. Bloch will also receive a one-time sign-on bonus of $25,000.

In addition, Dr. Bloch will be eligible to participate in our contingent cash compensation program, including participation on a pro-rated basis for this year. Under our contingent cash compensation program, our compensation committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all of our employees (whom we refer to as Citizen-Owners) at specified levels of seniority, based on the committee’s assessment of overall company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all Citizen-Owners at that level of seniority based upon relative individual performance of each Citizen-Owner compared to the performance of his or her peers. For 2012, the pool of cash available for potential award for our Executive Vice Presidents/”C-Level” Officers ranges from 0% to 60% of aggregate payroll for Citizen-Owners at that level of seniority, based upon the compensation committee’s assessment of overall Company performance for the year.

On July 23, 2012, upon the commencement of his employment and pursuant to the offer letter, we granted Dr. Bloch an option to purchase 200,000 shares of the our common stock at an exercise price of $15.85, which was the closing price of a share of our common stock as reported by the Nasdaq Global Select Market on that date. This stock option, which was granted pursuant to our 2010 Stock Incentive Plan, or the 2010 Plan, vests as to one-quarter of the shares on July 23, 2013 and as to 1/48th of such shares each successive month thereafter. In addition, Dr. Bloch will be considered for a merit stock option award, approximately annually, based our Company’s performance, his individual performance, and other factors determined by our board of directors or compensation committee. All stock options and other equity awards granted to Dr. Bloch under the 2010 Plan will automatically become immediately vested in full immediately prior to a “Change in Control Event” (as this term is defined in the 2010 Plan).

If Dr. Bloch’s employment is terminated without “Cause,” or if he resigns his employment due to “Good Reason” (as each of such capitalized terms is defined in the offer letter), (a) we will continue to pay

Dr. Bloch his then-current base salary in the form of severance for a period of 12 months following the effective date of termination, (b) the vesting of any unvested stock options or other equity compensation awards granted to Dr. Bloch that would have vested within the period of 12 months following the date of termination will be automatically accelerated, (c) any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of termination, and which our board of directors deems granted to Dr. Bloch in its discretion pursuant to our contingent compensation program, will be paid at such time as such compensation is paid to other senior executives of our Company, and (d) we will provide benefits continuation for a period of 12 months following the date of termination. The foregoing severance benefits are subject to Dr. Bloch’s execution of a release of claims against our Company and its affiliates.

The offer letter also requires that Dr. Bloch execute a separate Invention, Non-Disclosure and Non-Competition Agreement that includes standard provisions regarding protection of our confidential information and provides, among other things, that he will not engage in certain competitive activities during the term of his employment and for a period of one year after the termination thereof and will not solicit to hire any Citizen-Owner or induce any Citizen-Owner to terminate his or her employment with our Company during the term of his employment and for a period of one year after the termination thereof.

The foregoing summary description of the offer letter to Dr. Bloch does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are included in this report:

Exhibit No.	Description

10.1	Offer Letter between Infinity Pharmaceuticals, Inc. and Lawrence E. Bloch, M.D., J.D. effective as of July 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: July 25, 2012	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Vice President, Corporate Affairs & General Counsel